Exhibit 2.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is entered into this 29th day of December, 2007, by and between Phoenix Footwear Group, Inc., a Delaware corporation (“Seller”) and Tactical Holdings, Inc., a Delaware corporation (the “Buyer”). Seller and Buyer are sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

A. Seller owns all of the outstanding capital stock of Altama Delta Corporation (“Altama”), a Delaware corporation, which is engaged in the business of designing, sourcing, purchasing, manufacturing, marketing, distributing and selling boots for military and commercial use.

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer on the terms and conditions herein, all of the outstanding capital stock of Altama.

PROVISIONS:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Accounting Firm” has the meaning set forth in Section 2(h)(ii)(C).

“Actual Working Capital” has the meaning set forth in Section 2(h)(ii)(A).

“Adverse Consequences” means all actions, suits, proceedings, hearings, charges, complaints, injunctions, judgments, orders, decrees, rulings, costs, losses and damages (excluding loss profits and incidental and consequential damages unless part of a claim made against Buyer by a third party therefor which otherwise is the basis for a Claim under Section 7(b)), Taxes, fines, liens, Liabilities, obligations, deficiencies, claims, demands, and expenses, including interest, penalties, reasonable attorneys’ fees and amounts paid in investigation, defense or settlement of any of the foregoing.

“Affiliate” of a Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” including, with correlative means, the terms “controlled by” and “under common control with”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Stock Purchase Agreement, including the exhibits and schedules hereto, as it may be amended or modified from time to time as permitted herein.

“Altama” has the meaning set forth in the recitals to this Agreement.

“Altama Business” means the business conducted by Altama and its Subsidiaries as of or prior to the date hereof.

“Altama Guaranty” has the meaning set forth in Section 2(b).

“Altama PR” has the meaning set forth in Section 3(a)(iii).

“Altama Transaction Expenses” means all out-of-pocket expenses (including without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, experts and consultants) incurred by Altama or its Subsidiaries in connection with or related to the investigation, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement and the closing thereof,.

“Benefit Arrangement” means any plan, agreement, arrangement or practice providing for insurance coverage (including any self-insured plan, agreement, arrangement or practice), supplemental unemployment benefits, deferred compensation, bonuses, stock options, stock purchases, “parachute payments” (within the meaning of Code §280G), or other form of incentive or post-employment compensation or benefits, which (a) is not a Employee Benefit Plan, and (b) covers or may provide benefits to any employee or prior employee.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks are authorized by law to close in the State of California.

“Buyer” has the meaning set forth in the preface above.

“Buyer Class I Representations and Warranties” and “Buyer Class II Representations and Warranties” have the meaning set forth in Section 7(a).

“Buyer Indemnitees” has the meaning set forth in Section 7(b).

“Buyer Transaction Documents” means this Agreement, the Note and Pledge Security Agreement, the Altama Guaranty, the Security Agreement, the Sublease Agreement, the Transition Services Agreement and any other agreement contemplated hereby to which the Buyer is a party.

“CERCLA” has the meaning set forth in Section 3(w)(iii).

“Claim” has the meaning set forth in Section 7(d).

“Claim Notice” has the meaning set forth in Section 7(d).

“Closing” has the meaning set forth in Section 2(f).

“Closing Date” has the meaning set forth in Section 2(f).

“Closing Statement” has the meaning set forth in Section 2(h)(ii)(A).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” has the meaning set forth in Section 5(b).

“Confidential Information” means any information concerning the Altama Business.

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and Buyer dated May 2007.

“Controlling Party” has the meaning set forth in Section 8(f).

“Disclosure Schedules” means the Disclosure Schedules delivered herewith by Seller to Buyer which contains exceptions to the representations and warranties of Seller herein The Disclosure Schedules are arranged in sections corresponding to the lettered and numbered Sections contained in this Agreement. The exceptions set forth in one section of Disclosure Schedules need not be set forth in any other section thereof so long as its relevance to the latter section is reasonably apparent from the description contained within the Disclosure Schedules.

“Dispute Notice” has the meaning set forth in Section 2(h)(ii)(B).

“Due Date” has the meaning set forth in Section 8(b)(ii).

“Employee Benefit Plan” means any (a) Employee Pension Benefit Plan or (b) Employee Welfare Benefit Plan.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a “controlled group of corporations” trade or business under Code §414(b) or (c), or is a member of the same “affiliated service group” with such Person (under Code §§414(b), 414(m), 414(o)) or any other entity aggregated with such Person under Code §414(a).

“Escrow Agent” means M&T or its successor in interest under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2(f).

“Escrow Funds” has the meaning given thereto in the Escrow Agreement.

“Estimated Purchase Price” means $13,500,000.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Golden Gate Guaranty” means the continuing Guaranty in the form of Exhibit A to be executed by Golden Gate Private Equity, Inc., a Delaware corporation and GGC Administration, LLC, a Delaware limited liability company (collectively, the “Golden Gate Entities”).

“Government Bid” means any bid, offer, proposal or response to solicitation which, if accepted or awarded, would result in the establishment of a Government Contract.

“Government Contract” means any agreement, contract, subcontract, teaming arrangement, joint venture, or other transaction for the purpose of providing goods or services to a Governmental Entity that exists between Altama or any of its Subsidiaries and (a) any Governmental Entity, (b) any prime contractor to any Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b).

“Governmental Entity” means the United States of America, any state, any foreign governments and any local, provincial, regional, metropolitan or other political subdivision or regional division of the foregoing, and any agency, department, court, regulatory body, commission, board, bureau or instrumentality of any of them.

“Indebtedness” means (a) all indebtedness for borrowed money and all obligations issued in substitution for or exchange of obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property or services (other than trade payables) with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including all earn-out or similar obligations), (d) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, including, without limitation, any lease termination payments or charges, (g) any indebtedness secured by a Security Interest on a Person’s assets, (h) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (i) any amounts owed by any Person under any noncompetition, consulting or similar arrangements other than the consulting agreements listed in Section 3(p)(viii)

of the Disclosure Schedules, (j) any change-of-control or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, (k) any Liability of a Person under deferred compensation plans, phantom stock plans, stock appreciation rights plans, bonus plans, or for severance payments or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (l) any off-balance sheet financing of a Person, (m) the gross amount paid or payable with respect to any employee bonus or retention arrangement or other compensation payable to any Person as a result of the announcement or consummation or the transactions contemplated by this Agreement, (n) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, and (o) Altama Transaction Expenses. For avoidance of doubt, Indebtedness does not include any deferred tax liabilities of Altama and its Subsidiaries.

“Indemnification L/C” has the meaning set forth in Section 2(e).

“Indemnified Party” has the meaning set forth in Section 7(d).

“Indemnifying Party” has the meaning set forth in Section 7(d).

“Insider” has the meaning set forth in Section 3(y).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, United States, foreign and international patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and slogans embodying business and product goodwill or indications of origin, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all United States, foreign and international applications, registrations and renewals in connection therewith, (c) all copyrightable works, all registered and unregistered copyrights, and all United States, foreign and international applications, registrations and renewals in connection therewith, (d) all trade secrets, including confidential and other non-public information, customer and supplier, manufacturing and foreign agent lists, pricing, cost, product and design information and business and marketing plans and proposals and (e) all other intellectual property rights of any kind or nature (including methods, devices, technology, specifications, blueprints, schematics and protocols).

“Item of Dispute” has the meaning set forth in Section 2(h)(ii)(B).

“Jensen Obligations” means the payment obligations of Altama under the Employment Agreement between Altama and Aage Jensen dated December 29, 1987.

“Jensen Obligations Assumption Agreement” has the meaning set forth in Section 2(c).

“Knowledge” means the actual knowledge, after reasonable inquiry, of James Riedman, Cathy Taylor, Scott Sporrer, and Glen Becker.

“Leased Real Property” has the meaning set forth in Section 3(l)(ii) below.

“Legal Requirements” means any federal, state, local, municipal, foreign, international, multi-national or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute or treaty.

“Liability” means any liability, debt, obligation, deficiency, penalty, assessment, fine, claim, cause of action or other liability of any kind or nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” or “Material Adverse Change” means, with respect to Altama and its Subsidiaries, (a) any occurrence, incident, action, failure to act, event, change or effect that is, or could reasonably be expected to be, materially adverse to the business, financial condition or results of operations of Altama and its Subsidiaries, taken as a whole, except for Excluded Matters, or (b) prevents, or is reasonably likely to prevent, Seller’s performance in any material respect of its obligations hereunder. As used in this Agreement “Excluded Matters” means any one or more of the following: (i) any change in general economic conditions or any change in the industry in which Altama or any of its Subsidiaries operate which do not have a disproportionate effect on Altama and its Subsidiaries taken as a whole; (ii) any effect, change, event, occurrence or circumstance relating to fluctuations in the value of currencies; (iii) the failure of Altama and its Subsidiaries to meet internal expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to other clauses of this paragraph); and (iv) any effect, change, event, occurrence or circumstance resulting from any action taken by Altama or its Subsidiaries to comply with the express requirements of this Agreement.

“M&T” means Manufacturers Traders & Trust Company, a New York banking corporation.

“M&T Consent and Termination” has the meaning set forth in Section 2(c).

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Non-Compete Period” has the meaning set forth in Section 5(b).

“Note and Pledge Security Agreement” has the meaning set forth in Section 2(b).

“Ordinary Course of Business” means the ordinary course of business of the Altama Business consistent with its past custom and practice.

“Owned Real Property” has the meaning set forth in Section 3(l)(i).

“Participate” has the meaning set forth in Section 5(b).

“Party” or “Parties” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrance” means (a) statutory liens for Taxes and other governmental charges to the extent that the payment thereof is not in arrears or otherwise due, (b) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the use of such property in the Altama Business, (c) liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, to the extent that the payment thereof is not in arrears, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (e) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other similar liens to the extent that the payment thereof is not in arrears and (f) with respect to Owned Real Property, any matters disclosed in title reports delivered or made available to Buyer in the electronic data room prepared by the Seller prior to the date of this Agreement or otherwise delivered by the Seller to Parent and all liens of record. Notwithstanding the foregoing, no Security Interest relating to any Indebtedness shall constitute a Permitted Encumbrance.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Pre-Closing Period” has the meaning set forth in Section 8(b)(i).

“Pre-Closing Portion” means, with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on, and includes, the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 8(b)(i).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” means $13,500,000 either (a) plus the amount, if any, by which the Actual Working Capital exceeds Target Working Capital (provided that the increase to the Purchase Price pursuant to this clause (a) shall not exceed $250,000) or (b) minus the amount, if any, by which the Target Working Capital exceeds the Actual Working Capital.

“Red Cross Contract” means a Corporate Brand License Agreement dated April 2006 between Seller and the American National Red Cross.

“Released M&T Debt and Collateral” means (a) the Indebtedness evidenced by the Unlimited Guaranty and Indemnity Agreement dated as of November 13, 2006, executed by Altama and its Subsidiaries in favor of M&T guaranteeing the Indebtedness of Seller to M&T and the security agreements executed by Altama and its Subsidiaries securing their obligations under the guaranty; (b) the Security Interest created by the Amended and Restated General Security Agreement dated as of

November 13, 2006 and made in favor of M&T, as agent for the benefit of certain lenders, (c) the Security Interest created by the Trademark Security Agreement dated June 29, 2005 made between Altama and Altama PR and M&T, recorded with the United States Patent and Trademark Office on December 23, 2005, reaffirmed by Confirmation of Certain Security Documents made as of August 3, 2005 by Altama and Altama PR and others in favor of M&T for the benefit of certain lenders, and further reaffirmed by Reaffirmation of Security Agreements in Trademarks dated November 13, 2006 made by Altama and Altama PR in favor of M&T for the benefit of certain lenders; and (d) the mortgage on the Owned Real Property created by the Deed Of Trust, Absolute Assignment Of Leases, Security Agreement And Fixture Filing dated November 13, 2006 granted to M&T for certain lenders by Altama.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Schedule of Assets and Liabilities” has the meaning set forth in Section 3(g).

“Schedule of Profits and Losses” has the meaning set forth in Section 3(g).

“Security Agreement” has the meaning set forth in Section 2(b)(iii)

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Security Interest” means any mortgage, pledge, security interest, lien, encumbrance, adverse claim, levy, charge or other encumbrance of any kind or any conditional sales contracts, title retention contract or other contract to give or refrain from giving any of the foregoing.

“Seller” has the meaning set forth in the preface above.

“Seller Class I Representations and Warranties” and “Seller Class II Representations and Warranties” have the meaning set forth in Section 7(a).

“Seller Indemnitees” has the meaning set forth in Section 7(c).

“Seller Retirement Plan” has the meaning set forth in Section 5(e)(iii).

“Seller Transaction Documents” means this Agreement, the Sublease Agreement, the Transition Services Agreement and any other agreement contemplated hereby to which the Seller is a party.

“Shares” means all the outstanding shares of each class of the capital stock of Altama.

“Straddle Period” has the meaning set forth in Section 8(b)(ii).

“Straddle Tax Returns” has the meaning set forth in Section 8(b)(ii).

“Sublease Agreement” has the meaning set forth in Section 2(g)(i)(K).

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Target Working Capital” means $6,000,000.

“Tax” or “Taxes” means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, capital gains, sales, use, occupation, value added, ad valorem, transfer, stamp, franchise, withholding, payroll, employment, excise or property taxes or customs or other duties and includes any interest, penalty, or addition thereto, whether disputed or not.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to the collection or imposition of any Tax.

“Tax Benefit” means the actual tax reduction resulting from any item of loss, deduction or credit or any other item which decreases Taxes actually paid in the tax year in which the events giving rise to such loss, deduction, credit or other item occur, as calculated on a “with and without” basis.

“Tax Laws” means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

“Tax Refund” means any refund, rebate, abatement, reduction or other recovery (whether directly or indirectly through a right of setoff or credit) of Taxes (including payments of estimated Taxes) of Altama or its Subsidiaries and any interest received thereon with respect to any Pre-Closing Periods and the Pre-Closing Portion of any Straddle Period.

“Tax Return” means any return, declaration, report, form, claim for refund or other information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment or supplement of any of the foregoing filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 7(e).

“Transition Services Agreement” has the meaning set forth in Section 2(g)(i)(F).

“Treasury Regulations” means the regulations promulgated or proposed by the United States Treasury Department under the Code.

“Vendor Government Subcontract” means any Contract between Altama or one of its Subsidiaries and another person or entity (other than Altama and its Subsidiaries) for the purpose of obtaining goods or services to be delivered under or used in performance of a Government Contract.

“Working Capital” has the meaning set forth on Exhibit B.

2. Purchase and Sale of the Shares.

(a) Basic Transaction and Purchase Price. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Shares, in each case free and clear of any Security Interest, except for any Security Interest created by or through Buyer or restrictions on transfer imposed on the Shares by applicable securities laws, in consideration for the Purchase Price.

(b) Payment of the Purchase Price. At the Closing, Buyer shall deliver to Seller (i) a Promissory Note and Pledge Security Agreement in the form of Exhibit C attached hereto (the “Note and Pledge Security Agreement”), duly executed by it evidencing the obligation to pay the Estimated Purchase Price and granting to Seller a first priority security interest in the purchased Shares to secure the obligations specified therein; (ii) the Altama Guaranty in the form of Exhibit D (the “Altama Guaranty”), executed by Altama, (iii) a Security Agreement in the form of Exhibit E (the “Security Agreement”), duly executed by Altama, granting Seller a first priority security interest in the assets, now existing and hereafter arising, of Buyer; and (iv) the Golden Gate Guaranty, executed by the Golden Gate Entities.

(c) No Indebtedness. Seller shall take all actions necessary for Altama and its Subsidiaries to have no Indebtedness at Closing (including the Released M&T Debt and Security Interest). Concurrent with the execution and delivery of this Agreement Closing, M&T has executed and delivered to Seller and Buyer the Consent and Termination Agreement in the form of Exhibit F annexed hereto (the “M&T Consent and Termination Agreement”) and Seller has assumed and agreed to become fully responsible for the Jensen Obligations pursuant to an Assignment and Assumption Agreement between Seller and Altama in the form of Exhibit G annexed hereto (“Jensen Obligations Assumption”).

(d) Release of Inter-Company Obligations. Effective as of the close of business on the day immediately preceding the Closing Date, all inter-company receivables, payables, loans or other obligations then existing between Seller or its Affiliate, on the one hand, and Altama and its Subsidiaries, on the other hand, shall be forgiven and released and Altama and its Subsidiaries will dividend to Seller all unrestricted cash (determined in accordance with GAAP) existing as of the Closing Date; provided that Seller shall cause Altama to have an unrestricted cash balance of not less than $250,000 as of Closing following such dividend. Additionally, Altama will indemnify Seller for (i) any purchase orders for the Altama Business which are in the name of Phoenix or (ii) any other payable obligations related to the Altama Business which are in the name of Phoenix, in each case which were incurred in the Ordinary Course of Business. Any such obligations shall be included in the calculation of Actual Working Capital.

(e) Escrow Agreement; Indemnification L/C. Upon the payment of principal amount and accrued interest due under the Note and Pledge Security Agreement, $3,000,000 thereof shall be deposited into the Escrow Account. Concurrent with the execution and delivery hereof, the Escrow Agent, Seller and Buyer shall execute and deliver an Escrow Agreement in the form of Exhibit H annexed hereto (the “Escrow Agreement”). The amount remaining in the Escrow Fund as of June 29, 2009 shall be released to the Seller no later than three (3) Business Days thereafter; provided that if there are any Claims under Section 7(b) below that are then pending the applicable portion (and only the applicable portion) of the Escrow Fund that is subject to any such Claims shall not be released to the Seller until such Claims are finally resolved and satisfied as more specifically provided in the Escrow Agreement. At any time prior to the final disbursement of the Escrow Amount, Seller may cause a standby letter of credit, in the form of Exhibit I annexed hereto, (the “Indemnification L/C”) in the stated amount equal to the Escrow Funds to be issued for Seller’s account and Buyer’s benefit to partially fund and satisfy indemnification payments, if any, due to any Buyer Indemnitee pursuant to Section 7 of this Agreement as more specifically provided in the Indemnification L/C and concurrently with the issuance thereof, the Escrow Agent shall be required by the Parties to release and disburse the entire Escrow Funds to Seller.

(f) The Closing. The closing of the sale of the Shares to Buyer and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Seller, commencing at 10:00 a.m. local time concurrently with the execution and delivery of this Agreement (the “Closing Date”).

(g) Deliveries at the Closing. At the Closing:

(i) Seller will deliver, or cause to be delivered, to Buyer the following:

(A) Stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents.

(B) A copy of the articles or certificates of incorporation, as amended (or comparable organizational documents), of Seller, Altama and Altama’s Subsidiaries, each certified by the Secretary of State (or comparable Governmental Entity) of the jurisdiction in which each such entity is incorporated or organized, as of a date reasonably close to the Closing Date, accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated the Closing Date, stating that no amendments have been made to such articles or certificate of incorporation (or comparable organizational documents) since such date.

(C) A copy of the bylaws, as amended (or comparable organizational documents), of Seller and Altama and its Subsidiaries, accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated the Closing Date, stating that such bylaws are currently in effect.

(D) Certificates of good standing or existence for Seller and Altama and its Subsidiaries from the Secretary of State (or comparable Governmental Entity) of the jurisdiction in which such entity is incorporated or organized, as of a date reasonably close to the Closing Date, accompanied by a bring down certificate from such Secretary of State dated as of the Closing Date.

(E) A copy of the resolutions adopted by Seller’s Board of Directors authorizing Seller’s execution and delivery of this Agreement and the Seller Transaction Documents and the transactions contemplated hereby and thereby.

(F) A Transition Services Agreement in the form of Exhibit J annexed hereto, executed by Buyer (the “Transition Services Agreement”).

(G) The M&T Consent and Termination, executed by M&T;

(H) UCC-3 releases and all other instruments necessary to record the release of the Released M&T Debt and Collateral, in each case in form suitable for filing with all appropriate Governmental Entities.

(I) The Escrow Agreement, executed by the Seller

(J) The Jensen Obligations Assumption, executed by Seller and Altama.

(K) A Sublease Agreement in the form of Exhibit K , executed by Buyer (the “Sublease”)

(L) Written resignations, effective as of the Closing (or evidence of the prior resignation or removal), from all directors and officers of Altama and its Subsidiaries, from all of their respective positions as directors and/or officers of Altama and its Subsidiaries.

(M) A copy of the releases executed by Seller, Altama and Altama PR pursuant to Section 2(d) above.

(N) A certificate, in such form as is reasonably satisfactory to Buyer, certifying that Seller is not a foreign person for purposes of Code Section 1445 or that the acquisition is otherwise exempt from withholding under Code Section 1445.

(O) A copy of the Confirmation (as defined in the M&T Consent and Termination), which shall have been duly executed and delivered to M&T.

(P) Such other instruments as may be necessary or appropriate to carry out the transactions conducted by this Agreement and to comply with the terms hereof.

Additionally, promptly following the Closing, Seller deliver to Buyer Altama’s minute books, stock transfer records, stock certificates (other than the stock certificates representing the Shares, which shall be delivered at Closing), corporate seal and other materials related to its corporate administration.

(ii) Buyer will deliver, or cause to be delivered, to Seller the following:

(A) The Note and Pledge Security Agreement, executed by the Buyer.

(B) The Golden Gate Guaranty, executed by the Golden Gate Entities.

(C) The Altama Guaranty, executed by Altama.

(D) The Security Agreement, executed by Altama.

(E) The Sublease, executed by Altama.

(F) A stock certificate representing the Shares and a stock power executed in blank by Buyer.

(G) The Transition Services Agreement, executed by the Buyer and Altama.

(H) A copy of the articles or certificates of incorporation, as amended (or comparable organizational documents), of Buyer, certified by the Secretary of State (or comparable Governmental Entity) of the jurisdiction in which Buyer is incorporated or organized, as of a date reasonably close to the Closing Date, accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated the Closing Date, stating that no amendments have been made to such articles or certificate of incorporation (or comparable organizational documents) since such date.

(I) A copy of the bylaws, as amended (or comparable organizational documents), of Buyer, accompanied by a certificate of the Secretary or Assistant Secretary of Buyer, dated the Closing Date, stating that such bylaws are currently in effect.

(J) Certificates of good standing or existence for Buyer from the Secretary of State (or comparable Governmental Entity) of the jurisdiction in which Buyer is incorporated or organized, as of a date reasonably close to the Closing Date, accompanied by a bring down certificate from such Secretary of State (or comparable Governmental Entity) dated as of the Closing Date.

(K) A copy of the resolutions adopted by the Board of Directors or similar governing body of Buyer authorizing the execution and delivery of this Agreement and the other Buyer Transaction Documents and the transactions contemplated hereby and thereby by Buyer.

(h) Determination of Actual Working Capital.

(i) Calculation of Actual Working Capital.

(A) Within 90 days following the Closing Date, Buyer shall deliver to Seller a written statement, signed by an officer of Buyer, (the “Closing Statement”) setting forth its good faith determination of the Working Capital of Altama and its Subsidiaries as of the Closing (the “Actual Working Capital”). The Closing Statement shall set forth the components and reasonable detail of the supporting calculations of Buyer’s determinations set forth therein.

(B) Unless within the 30-day period following Seller’s receipt of the Closing Statement, Seller delivers written notice to Buyer (the “Dispute Notice”) setting forth in reasonable detail its disagreement related to the Closing Statement (each, an “Item of Dispute”), the Closing Statement shall be conclusive and binding upon each of the Parties. The Parties shall and shall cause their respective Affiliates to cooperate fully with Buyer in connection with the preparation of the Closing Statement. After the delivery of the Closing Statement and until final resolution of each Item of Dispute, Buyer shall cooperate with Seller in connection with its review of the Closing Statement, including by providing Seller and its accountants reasonable access during business hours to the personnel, books, records and other materials (including accountants’ work papers) of Buyer and its Affiliates used in preparation of the Closing Statement.

(C) If Seller delivers the Dispute Notice to Buyer within such 30-day period, Buyer and Seller shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Statement shall be modified pursuant to a written agreement between Buyer and Seller. If all Items of Dispute are so resolved, the Closing Statement (as so modified) shall be conclusive and binding on all Parties. If any Item of Dispute remains unresolved for a period of twenty (20) days after Buyer’s receipt of the Dispute Notice, Buyer and Seller shall submit the dispute to a nationally recognized independent certified public accountant (excluding, however, any firm which provides services or otherwise has a current or contemplated business relationship to any of the Parties or their respective Affiliates) (the “Accounting Firm”) selected by the mutual agreement of Buyer and Seller within ten (10) days after the end of such 20-day period. Buyer and Seller shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute (and as to no other matter) within 60 days after its retention, and the Parties shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable The Buyer and Seller shall require the Accounting Firm’s determination as to each unresolved Item of Dispute submitted to it: (i) to be in writing and signed by the Accounting Firm, (ii) within the range of the amount contested by Buyer and Seller, (iii) furnished to Buyer and Seller as soon as practicable after the Items in Dispute have been referred to the Accounting Firm, which shall not be more than 60 days after such referral, and (iv) made in accordance with the terms of this Agreement. Buyer and the Seller agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form and shall cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm’s determination in accordance with the foregoing shall be conclusive and binding upon the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination. The fees and expenses of the Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and/or Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm.

(iii) Payment Following Calculation of Actual Working Capital. Promptly (but in any event within 10 Business Days after the Closing Statement becomes final and binding upon the Parties):

(A) if the Purchase Price is less than the Estimated Purchase Price, then Seller shall pay to Buyer, by wire transfer of immediately available funds, an amount in cash equal to the sum of such difference; and

(B) if the Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount in cash equal to the sum of such difference.

3. Seller’s Representations and Warranties. Except as set forth in the Disclosure Schedules, the Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a) Organization and Authority.

(i) Seller is a corporation duly organized, validly existing and in good standing as corporation under the laws of the State of Delaware. Seller has the full power and authority to execute this Agreement and all other Seller Transaction Documents and perform all of Seller’s obligations contemplated hereby and thereby. No other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement or the other Seller Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(ii) Altama is a corporation duly organized, validly existing and in good standing as a corporation under the laws of the State of Georgia.

(iii) Altama (Puerto Rico) Corporation, a Delaware corporation (“Altama PR”), has authorized 275,000 shares of common stock, of which 100,000 shares are outstanding and owned of record and beneficially by Altama. Except for these shares Altama does not own, beneficially, directly or indirectly, any equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture or any other legal entity.

(iv) Altama and each of its Subsidiaries are duly qualified or licensed as a foreign corporation to do business under the laws of those jurisdictions listed in Section 3(a)(iv) of the Disclosure Schedules, and is in good standing, in each such jurisdiction and there are no other jurisdictions in which the failure to be so authorized or qualified would have a Material Adverse Effect. Altama and each of its Subsidiaries has full corporate power and authority and all material licenses, permits and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(v) Seller has heretofore furnished to Buyer a complete and correct copy of the certificate of incorporation and the bylaws of Altama which are in full force and effect as of the date hereof. Altama is not in violation of any of the provisions of its certificate of incorporation or bylaws. Seller has heretofore made available to Buyer a complete and correct copy of the articles of incorporation and the bylaws (or equivalent organizational documents) of Altama PR in full force and effect as of the date hereof. Altama PR is not in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

(b) Valid Agreement. This Agreement and the other Seller Transaction Documents constitute the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

(c) Noncontravention. Except as set forth in Section 3(c) of the Disclosure Schedules, neither Seller’s execution and delivery of this Agreement or the other Seller Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with or violate the Certificate of Incorporation, By-Laws or other organizational documents of Seller, Altama or its Subsidiaries, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Government Authority to which Seller or either of Altama and its Subsidiaries is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or Altama or its Subsidiaries is a party or by which it is bound or to which any of their assets is subject, or (iv) result in the imposition or creation of a Security Interest upon or with respect to the Shares, or the assets of Altama or its Subsidiaries, in each case (excluding clause (i) of this Section 3.1(c)) other than anything that would have a Material Adverse Effect. Except as set forth in Section 3(c) of the Disclosure Schedules, no consent, approval, order, exemption or authorization of, or registration, qualification, designation, notice, declaration or filing with, any Governmental Entity on the part of Seller is required for Seller to execute and deliver this Agreement and the other Seller Transaction Documents and for the consummation of the transactions contemplated hereby and thereby.

(d) Capitalization. The entire authorized capital stock of Altama consists of 1,000,000 shares of common stock 230,603 of which are issued and outstanding. All of Altama’s issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are held of record and beneficially by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Altama to issue, sell or otherwise cause to become outstanding any of its capital stock or other securities which could give rise to such rights.

(e) Title to the Shares. Except as set forth in Schedule 3(e) of the Disclosure Schedules, Seller holds of record and owns beneficially all of the outstanding shares of capital stock of Altama, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws for non-registered or qualified transactions), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of any capital stock of Altama (other than this Agreement). Seller has full voting power over the Shares and is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares. Other than this Agreement, there is no agreement between Seller and any other Person with respect to the disposition of the Shares.

(f) Title to and Sufficiency of Assets.

(i) Except as set forth in Section 3(f)(i) of the Disclosure Schedules, Altama and its Subsidiaries have good and marketable title to, or a valid leasehold interest in or valid license to use, free and clear of all Security Interests, all of the properties and assets used by them, located on their premises, or shown on the Schedule of Assets and Liabilities or acquired after the date thereof, except for inventory, obsolete equipment and other personal property sold or disposed of, supplies used and accounts receivable collected in the Ordinary Course of Business since December 30, 2006.

(ii) Except as set forth in Section 3(f)(ii) of the Disclosure Schedules, the assets of Altama and its Subsidiaries, together with the services to be provided to Altama and its Subsidiaries as contemplated by the Transition Services Agreement will be sufficient, in all material respects, to enable Altama and its Subsidiaries to operate the Altama Business immediately after the Closing in the same manner as operated by Seller as of the date of this Agreement.

(iii) Without limiting the generality of the foregoing, Section 3(f)(iii) of the Disclosure Schedules describes all material affiliated services provided during the preceding 12 months to or on behalf of Altama or any of its Subsidiaries by Seller or its Affiliates and to or on behalf of Seller and any such Affiliates by Altama or any of its Subsidiaries and all transactions or contracts among Altama or its Subsidiaries and Seller or its Affiliates (including, in each case, the costs allocated to or by Altama and its Subsidiaries).

(g) Certain Financial Information. The Disclosure Schedules have attached thereto has Schedule A the unaudited internally prepared consolidated schedule of assets and liabilities of Altama and its Subsidiaries as of December 30, 2006 and as of November 30, 2007 (the “Schedules of Assets and Liabilities”) and summary consolidated schedule of profit and loss of Altama and its subsidiaries for the fiscal year ended December 31, 2006 and for the 11-month period ended November 30, 2007 (“Schedules of Profit and Loss”), both of which were compiled from the books and records of Altama and its Subsidiaries maintained in accordance with GAAP. The Schedules of Assets and Liabilities (i) list the material tangible assets owned by

Altama and its Subsidiaries as of the dates set forth therein in accordance with the cost method of recording of assets provided for in GAAP and reports the liabilities of Altama and its Subsidiaries as of the dates set forth therein required to be reported on a balance sheet as required by GAAP and (ii) fairly present the financial position of Altama and its Subsidiaries as of the dates referred to therein in accordance with GAAP, except for the absence of footnote disclosure, tax assets and liabilities and stockholders equity and additionally, in the case of the Schedule of Assets and Liabilities as of November 30, 2007, year-end adjustments (none of which would be material, individually or in the aggregate). The Schedules of Profit and Loss presents fairly the results of operations of Altama and its Subsidiaries for the periods referred to therein in accordance with GAAP (except for the absence of footnote disclosure and, additionally, in the case of the Schedule of Profits and Losses for the 11 months ended November 30, 2007, year-end adjustments (none of which would be material individually or in the aggregate).

(h) Events Subsequent to December 30, 2006. Except as set forth in Section 3(h) of the Disclosure Schedules and as contemplated by Sections 2(c) and (d) of this Agreement, since December 30, 2006, none of the following have occurred:

(i) Neither Altama nor any of its Subsidiaries has sold, leased, transferred or assigned any of its assets, tangible or intangible, except for (A) the sale of inventory, the disposition of obsolete equipment, the use of supplies, and the collection of receivables, in each case in the Ordinary Course of Business, and (B) the dividend of available cash;

(ii) Neither Altama nor any of its Subsidiaries has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) which (A) is material to the Altama Business, (B) involves more than $125,000 singly or $250,000 in the aggregate, (C) cannot be terminated on thirty (30) days or less notice without penalty, payment or breach, or (D) is outside the Ordinary Course of Business;

(iii) No party has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) payments to or from Altama or its Subsidiaries of $125,000 or more;

(iv) Neither Altama nor any of its Subsidiaries has discharged or satisfied any Security Interest or paid any Liability (other than Liabilities paid in the Ordinary Course of Business), or subjected any of its assets, tangible or intangible, to any Security Interests, except for Permitted Encumbrances;

(v) Neither Altama nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(vi) Neither Altama nor any of its Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness other than to or from Seller or M&T (all of which shall be extinguished as of Closing except for the Indebtedness of Altama and Altama PR evidenced by the Altama Guaranty and the Security Agreement;

(vii) Neither Altama nor any of its Subsidiaries has canceled, compromised, waived or released any right or claim either involving more than $125,000 singly or 250,000 in the aggregate;

(viii) There has been no change made or authorized in the Restated Articles of Incorporation or By-Laws of Altama or the comparable organizational documents of Altama’s Subsidiaries;

(ix) Neither Altama nor any of its Subsidiaries has suffered any Material Adverse Effect;

(x) Neither Altama nor any of its Subsidiaries have made any change in its accounting principles, practices or methodologies;

(xi) Neither Altama nor any of its Subsidiaries has made, granted or promised any bonus or any increase in the rate of compensation payable to any of its employees, increased or created severance or termination obligations to any of its employees or made, granted or promised any material increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement (other than an amendment required by law or which would not materially increase the cost of the plan or arrangement to Altama and its Subsidiaries), or adopted any new material employee benefit plan or arrangement;

(xii) Neither Altama nor any of its Subsidiaries has entered into any employment, consulting, severance or termination agreement or established any severance or termination plan for any employees or contractors;

(xiii) Neither Altama nor any of its Subsidiaries has failed to conduct its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and pricing and credit policies);

(xiv) Neither Altama nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xv) Neither Altama nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any Insider other than compensation, including payment of business expenses, in the Ordinary Course of Business;

(xvi) Neither Altama nor any of its Subsidiaries has redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (other than in cash) with respect to any shares of its capital stock or other equity security; and

(xvii) Neither Altama nor any of its Subsidiaries has not committed to do any of the foregoing.

(i) Undisclosed Liabilities. Neither Altama nor any of its Subsidiaries has any Liability that is not reflected or reserved for in the Schedule of Assets and Liabilities (which Liabilities shall not exceed the amounts reflected or reserved therein), except for (i) contracts described in Section 3(p) of the Disclosure Schedules and other contractual obligations directly related to the Altama Business (including supplier orders and customer orders), but not including in any case any Liability for any breach of any contractual obligations, (ii) Liabilities which have arisen after December 30, 2006 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); and (iii) Liabilities arising under this Agreement and the other agreements and instruments being executed at the Closing by Altama or any of its Subsidiaries.

(j) Legal Compliance. Altama and its Subsidiaries have complied in all material respects with applicable Legal Requirements except where noncompliance therewith would not have a Material Adverse Effect.

(k) Tax Matters.

(i) Altama and its Subsidiaries timely filed (taking into account all valid extensions of filing dates) with the appropriate Taxing Authorities all Tax Returns required to be filed by them. Neither Altama or its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in Section 3(k)(i) of the Disclosure Schedules, all such filed Tax Returns were correct and complete in all material respects. All Taxes due and owing by Altama or its Subsidiaries, or for which Altama or its Subsidiaries may otherwise be responsible, including, without limitation, any liability as a member of an affiliated group under Code §1504 or the Treasury Regulations thereunder (whether or not shown on any Tax Return), have been paid or reserved for by Seller. No claim has been made in writing or, to Seller’s Knowledge otherwise, by any Taxing Authority in a jurisdiction where Altama and/or any of its respective Affiliates does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests for Taxes upon any of the assets of Altama or any of its Affiliates, except for Permitted Encumbrances.

(ii) Altama and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) With respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable, Altama and its Subsidiaries have only incurred Liabilities for Taxes in the Ordinary Course of Business and in a manner and at a level consistent with prior periods.

(iii) No Taxing Authority is anticipated or expected to assess any additional Taxes for any period for which Tax Returns are required or have been filed. No United States federal, state, local, or non-United States tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Altama or its Subsidiaries. Neither Altama or its Subsidiaries has received from any Taxing Authority any (A) notice indicating intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Altama or its Subsidiaries.

(iv) Neither Altama nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Altama and its Subsidiaries are and will be, as of the Closing Date, members of Seller’s consolidated group under the Code.

(vii) Neither Altama nor any of its Subsidiaries will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof) or (B) as a result of any “closing agreement,” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law), (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale made prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date. to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(viii) Neither Altama nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes.

(ix) Neither Altama nor any of its Subsidiaries has made any payments, or is or shall become obligated (under any Contract entered into on or before the Closing Date) to make any payments, that shall be non-deductible under Code §280G (or any corresponding provisions of state, local or foreign Tax law).

(x) Neither Altama nor any of its Subsidiaries has any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee, by contract, or otherwise.

(xi) Neither Altama nor any of its Subsidiaries has made an election under Code §341(f).

(x) No representation or warranty is made with respect to any tax assets of Altama and its Subsidiaries.

(l) Real Property.

(i) Except for the real property described in Section 3(l) of the Disclosure Schedules (“Owned Real Property”), neither Altama nor any of its Subsidiaries owns any real property. Except for Permitted Encumbrances or as set forth on Section 3(l) of the Disclosure Schedules, Altama or one of its Subsidiaries has good, clear and marketable record title to the Owned Real Property free and clear of any Security Interest, easement, covenant, or other restriction, other than Permitted Encumbrances.

(ii) Section 3(l) of Disclosure Schedules lists all real property currently leased or subleased to Altama or its Subsidiaries (the “Leased Real Property”). Altama has made available to Buyer correct and complete copies of the leases and subleases for the Leased Real Property. With respect to each such lease and sublease:

(A) the lease or sublease is legal, valid, binding and in full force and effect;

(B) Altama or its Subsidiary is not in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default thereunder;

(C) Altama or its Subsidiary has not repudiated any provision thereof;

(D) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

(E) Altama or its Subsidiary has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

(iii) The buildings, improvements, machinery, equipment, personal properties, vehicles and other tangible assets of Altama and its Subsidiaries located upon or used in connection with the Owned Real Property and the Leased Real Property are operated in conformity with all Legal Requirements in all material respects, are structurally sound (in the case of the buildings and improvements) in all material respects, are in good condition and repair, except for reasonable wear and tear and ordinary, routine maintenance in the Ordinary Course of Business.

(m) Intellectual Property.

(i) Except as set forth in Schedule 3(m)(i) of the Disclosure Schedules, (A) neither Altama or any of its Subsidiaries has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties in any respect or received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation, or violation by Altama or any of its Subsidiaries, (B) the conduct of the Altama Business does not interfere with, infringe upon, misappropriate or violate any Intellectual Property rights of third parties an any respect and (C) to Seller’s Knowledge, no third party is interfering with, infringing upon, misappropriating or violating any Intellectual Property rights of Altama or any of its Subsidiaries.

(ii) Except as set forth in Schedule 3(m)(ii) of the Disclosure Schedules, Altama or its Subsidiaries owns or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the Altama Business as presently conducted and each item of Intellectual Property owned by Altama or its Subsidiaries immediately prior to the Closing hereunder will be owned by Altama or such Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder.

(iii) Section 3(m)(iii) of the Disclosure Schedules identifies each patent, trademark and copyright registration which has been issued to Altama or its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent, trademark and copyright application for registration which Altama or its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Altama has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Altama has delivered to Buyer correct and complete copies of all such patents, trademark registrations, applications, licenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Property owned by Altama or its Subsidiaries, except as set forth in Schedule 3(m)(iii) of the Disclosure Schedules:

(A) Altama or such Subsidiary possesses all right, title and interest in and to the item, free and clear of any Security Interest, license or other restriction or limitation regarding use or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Seller’s Knowledge, is threatened which challenges the legality, validity, enforceability, use or ownership of the item and there are no known grounds for the same; and

(D) No loss or expiration of the item is threatened, pending or reasonably foreseeable.

(o) Inventory. The inventory of Altama and its Subsidiaries consists of raw materials, work-in-process, inventory in transit and finished goods, all of which is usable and salable by Altama and its Subsidiaries in the Ordinary Course of Business, subject to the reserves set forth in the Schedule of Assets and Liabilities dated as of November 30, 2007, as adjusted for the passage of time from November 30, 2007 through the Closing Date.

(p) Contracts. Section 3(p) of the Disclosure Schedules lists the following contracts and other agreements to which Altama or any of its Subsidiaries is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $125,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $125,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement with Seller or any of its Affiliates or any officer or director of Altama or any of its Subsidiaries, Seller and/or its Affiliates;

(vi) any deferred compensation, severance or other plan or arrangement to which Altama or any of its Subsidiaries is a party and is for the benefit of its directors, officers, employees, consultants or sales representatives;

(vii) any collective bargaining agreement;

(viii) any agreement for the employment of any individual on a full-time, part-time, consulting or other independent contracting basis (including all sales representative agreements);

(ix) any agreement under which Altama or any of its Subsidiaries has advanced or loaned any amount to Seller, or any directors officers, employees, consultants or sales representatives of Altama or its Subsidiaries or Seller or any of its Affiliates other than for reasonable business expenses;

(x) any agreement with respect to non-competition or non-solicitation of customers or employees to which Altama or any of its Subsidiaries is a party;

(xii) any agreement under which Altama or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $125,000;

(xiii) that relates to Intellectual Property (other than a license granted to Altama or its Subsidiaries for commercially available software licensed on standard terms with a total replacement cost of less than $10,000);

(xiv) that concerns the sale or acquisition of any material portion of the Altama Business; or

(xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $125,000 singly or $250,000 in the aggregate or cannot be terminated without penalty, payment or breach on thirty (30) days or less notice.

Seller has made available to Buyer a correct and complete copy of each written agreement or a written description of any oral agreement listed in Section 3(p) of the Disclosure Schedules, including all amendments and modifications as of the Closing Date. Except as set forth in Section 3(p) of the Disclosure Schedules, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity; (B) Altama or its Subsidiary, as the case may be, is not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default; and (C) neither Altama or its Subsidiary nor, to Seller’s Knowledge, any other party to any such agreement has repudiated any provision of the agreement.

(q) Government Contracts.

(i) Section 3(q)(i) of the Disclosure Schedule sets forth a current, complete and accurate list of all Government Contracts that have not expired and have not been terminated.

(ii) Section 3(q)(ii) of the Disclosure Schedule sets forth a current, complete and accurate list of expired or terminated Government Contracts that have (only to Seller’s Knowledge solely with respect to the period preceding July 19, 2004) been in performance within the past five years or have otherwise been active in the past but have not been closed after receiving final payment.

(iii) Sections 3(q)(i) and (ii) of the Disclosure Schedule accurately report for each Government Contract the customer, contract number, contract award date, expiration or termination date, status (active, inactive or closed), payments due for work performed, and solely with respect to those Government Contracts required to be set forth in Section 3(q)(i) of the Disclosure Schedules, the total net payments received.

(iv) As of the date hereof, neither Altama nor any of it Subsidiaries has any unexpired Government Bid.

(v) As of the date hereof, neither Altama nor any of its Subsidiaries are a party to a Vendor Government Subcontract.

(vi) No Government Contract required to be listed in Sections 3(q)(i) of the Disclosure Schedule was awarded or premised on the basis of any qualification as a “small business concern,” “small disadvantaged business,” protégé status, or other preferential status (including but not limited to participation in preferential status programs such as the Historically Underutilized Business Zone (“HUBZone”) program and participation under Section 8(a) of the Small Business Act) or a “minority set-aside” or other “set aside” status (collectively, a “Preferred Bidder Status”). None of the Altama’s and its Subsidiaries’ expected sales volume or orders under the Government Contracts listed in Section 3(q)(i) of the Disclosure Schedule will be lost as a result of Buyer continuing the operations of Altama Business without qualifying as a small business and without the benefit of any Preferred Bidder Status.

(vii) Neither Altama or its Subsidiaries has a national security clearance or have access to any classified information. No work has been performed or requested and no order has been issued under any Government Contract required to be listed in Sections 3(q)(i) or (ii) of the Disclosure Schedule that requires any national security clearance or any access to any classified information either by the Altama, its Subsidiaries or their employees or subcontractors, and no Government Bid has been premised on the Altama’s or its Subsidiaries’ ability to obtain or maintain any such clearance or access.

(viii) With respect to each Government Contract required to be listed in Section 3(q)(i) of the Disclosure Schedule, except as set forth in Section 3(vi) of the Disclosure Schedules:

(A) Altama and its Subsidiaries are, and have been, in material compliance with all terms and conditions of each Government Contract (including but not limited to all provisions and requirements incorporated expressly, by reference or by operation of law therein) and no event has occurred which, with the passage of time or the giving of notice or both, would result in a condition of material default or breach of contract or a material violation of any applicable law or regulation;

(B) All representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective date, and such representations and certifications have continued to be current, accurate and complete in all material respects to the extent required by the terms of a Government Contract;

(C) to Seller’s Knowledge, all invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional or progress cost payments, submitted by or on behalf of Altama or its Subsidiaries were current, accurate and complete in all material respects as of their submission dates;

(D) Altama has maintained systems of internal controls that are in compliance in all material respects with applicable requirements of the Government Contracts;

(E) no Government Contract required to be listed in Section 3(q)(i) of the Disclosure Schedules is the subject of a termination for convenience or termination for default;

(F) Neither Altama nor any or its Subsidiaries has (only to Seller’s Knowledge solely with respect to the period preceding July 19, 2004) received any written demand for cure or show cause regarding performance of a Government Contract or any written (or, to Seller’s Knowledge, oral) notice of or claim for or assertion of a condition of default, breach of contract, a material violation of law or regulation, or a material violation of a contract requirement (including but not limited to all provisions and requirements incorporated expressly, by reference or by operation of law therein) in connection with a Government Contract or Government Bid;

(G) There has not been (only to Seller’s Knowledge solely with respect to the period preceding July 19, 2004) any material withholding or set-off of any payment by a Governmental Entity or prime contractor or higher-tier subcontractor nor, to Seller’s Knowledge, has there been any attempt to materially withhold or set-off, any money due under any Government Contract on any basis, including but not limited to the basis that a cost incurred or invoice rendered by Altama was questioned or disallowed by a Governmental Entity or its audit representative; and

(H) At no time during the past five years (only to Seller’s Knowledge solely with respect to the period preceding July 19, 2004), has either Altama, its Subsidiaries or any of their respective officers, employees or affiliates (nor, to Seller’s Knowledge, any of their respective subcontractors, teaming partners, consultants, agents or representatives) has violated any legal, regulatory or contractual restriction concerning government procurement, including but not limited to the limitations and prohibitions regarding gratuities, lobbying, employment of or discussions concerning possible employment with current or former officials or employees of a state, local or federal government (including not limited to the so-called “revolving door” restrictions set forth at 18 U.S.C. §207), and the Foreign Corrupt Practices Act.

(ix) At all times during the past five years (only to Seller’s Knowledge solely with respect to the period preceding July 19, 2004) and with respect to any Government Contract or Government Bid required to be listed in Sections 3(q)(i), (ii) or (iv) of the Disclosure Schedule:

(A) there have been no document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving Altama or its Subsidiaries or any of their respective partners, principals, officers, employees, affiliates, consultants, agents or representatives in connection with or related to information concerning any Government Contract or Government Bid;

(B) neither Altama, its Subsidiaries nor any of their respective principals, officers, employees or affiliates (nor, to Seller’s Knowledge, any of their respective subcontractors, consultants, agents or representatives) has been under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Entity with respect to any materially deficient performance or violation of contractual requirements (including but not limited to any faulty performance or work product, mischarging, factual misstatement, failure to act or other omission or alleged irregularity), arising under or relating to any Government Contract or Government Bid (an “External Investigation”);

(C) neither Altama, its Subsidiaries, their predecessors nor any other person or entity has conducted any internal audit, review or inquiry in which any outside legal counsel, auditor, accountant or investigator was engaged with respect to any suspected, alleged or possible violation of a requirement of a Government Contract or Government Bid or a possible violation of applicable law or regulation (an “Internal Investigation”) that would result in a Material Adverse Effect on Altama or the Altama Business;

(D) neither Altama, its Subsidiaries nor their predecessors has made a voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, mischarging, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led or would reasonably be expected to lead (either before or after the Closing Date), to an Internal Investigation or an External Investigation or any penalty assessment, recoupment of payment, disallowance of cost or other damage; and

(E) the practices and procedures used by Altama and its Subsidiaries in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs are in compliance with Federal Acquisition Regulations Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent such requirements are applicable, and no audit by a government agent or other customer representative has questioned such costs or identified any other failure to comply with requirements or under the Government Contracts.

(F) Neither Altama nor any of its officers, employees, agents, or representatives, has (only to Seller’s Knowledge solely with respect to the period preceding July 19, 2004) been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity or in the award of any Government Contract.

(x) Neither Altama, its Subsidiaries nor any of their respective predecessors, partners, affiliates, principals, officers, employees, agents, representatives, subcontractors or consultants has been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity or in the award of any government contract, nor are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”), nor to Seller’s Knowledge has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated.

(xi) During the past five years, no determination has (only to Seller’s Knowledge solely with respect to the period preceding July 19, 2004) been made by a Governmental Entity that Altama or its Subsidiaries is or was nonresponsible for award of a government contract. To Seller’s Knowledge, no circumstances exist that would warrant the institution of debarment, suspension or exclusion proceedings or any finding of nonresponsibility or ineligibility with respect to Altama or its Subsidiaries in the future.

(xii) Except as set forth in Section 3(q)(xii) of the Disclosure Schedules:

(A) neither Altama or its Subsidiaries has any material outstanding disputes with or requests for equitable adjustment or claims asserted by or against a Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid that would reasonably be expected to result in a Material Adverse Effect on Altama or the Altama Business;

(B) there are no facts upon which such a material request for equitable adjustment, claim or dispute under a Government Contract or Government Bid may be based in the future;

(C) except for the Released M&T Indebtedness and Security Interest, neither Altama or its Subsidiaries has any financing arrangements with respect to performance of any active Government Contract or Government Bid; and

(D) except for the Released M&T Indebtedness and Security Interest, neither Altama or its Subsidiaries has given an assignment of claims with respect to the Government Contracts or Government Bids.

(xiii) Neither Altama or its Subsidiaries has been (and none of them has been required by law to be) registered with or hold any license from the U.S. Department of State (Office of Defense Trade Controls) or the U.S. Department of Commerce relating to the export or re-export of products, technology, software, services or other information from the United States, and the Company is not required to transfer, obtain or hold any such license to authorize the continuation of its current exporting or other business activities.

(r) Notes and Accounts Receivable. All notes and accounts receivable of Altama and its Subsidiaries are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and, to Seller’s Knowledge, are current and collectible at their recorded amounts, subject only to the reserve for bad debts set forth in the November 30, 2007 Schedule of Assets and Liabilities, as adjusted for the passage of time from November 30, 2007 through the Closing Date, and charge backs which could arise in the Ordinary Course of Business. Pursuant to Contract No. GS-07F-5521and Purchase Order No. W91B4M-07-F-0021, Altama has shipped 13,032 pairs of boots F.O.B to the Kabul Regional Contracting Center and upon receipt thereof will result in an Altama account receivable in the amount of $839,082.

(s) Insurance. Set forth in Section 3(s) of the Disclosure Schedule are the policies of insurance and bonds carried by Altama and its Subsidiaries. All such policies are held by Seller and will not be available to Buyer or Altama or its Subsidiaries after the Closing. Buyer will be responsible for arranging such insurance coverage for Altama and its Subsidiaries after the Closing in such amounts as it deems appropriate. Neither Altama nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs.

(t) Litigation. Section 3(t) of the Disclosure Schedules sets forth each instance in which Altama or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party to, or to the Seller’s Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. Except as set forth in Section 3(f) of the Disclosure Schedules, none of Seller, Altama or its Subsidiaries has received any opinion or legal advice in writing to the effect that Altama or any of its Subsidiaries is exposed from a legal standpoint to any material liability which has not been settled, including a complete release from Liability.

(u) Labor Matters. (i) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the Knowledge of Seller, threatened against Altama or any of its Subsidiaries, (ii) to Seller’s Knowledge no union claims to represent the employees of Altama or any of its Subsidiaries, (iii) neither Altama nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Altama or any of its Subsidiaries, (iv) none of the employees of Altama or any of its Subsidiaries is represented by any labor organization and to Seller’s Knowledge no such current union organizing activities is taking place among the employees of Altama or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees, (v) there is no unfair labor practice charge or complaint against Altama or any of its Subsidiaries pending or, to the Seller’s Knowledge, threatened before the National Labor Relations Board or any similar state or foreign agency, and (vi) there is no grievance arising out of any collective bargaining agreement or other grievance procedure

(v) Employee Benefits. Section 3(v) of Disclosure Schedules lists each Employee Benefit Plan and Benefit Arrangement that Altama or any of its Subsidiaries or any of its ERISA Affiliates maintains or to which Altama or any of its Subsidiaries or any of its ERISA Affiliates contributes or has any obligation to contribute, or with respect to which Altama or any of its Subsidiaries and any of its ERISA Affiliates has any Liability or potential Liability.

(i) Each such Employee Benefit Plan and Benefit Arrangement (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan or Benefit Arrangement, and complies in all material respects in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable laws.

(ii) The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code §4980B have been met with respect to any Employee Benefit Plan that is or has been subject to such requirements.

(iii) All contributions (including all employer contributions and employee salary reduction contributions and employee after tax contributions) which are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of Altama or any of its Subsidiaries and its ERISA Affiliates. All premiums or other payments for all periods ending on or before the Closing Date which are due have been paid with respect to each such Employee Welfare Benefit Plan or accrued in accordance with the part custom and practice of Altama or any of its Subsidiaries and its ERISA Affiliates.

(iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under the Code §401(a). Each Employee Benefit Plan intended to so qualify has been timely amended for the legislation commonly known as “GUST” and “EGTRRA.”

(v) No such Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event.

(vi) To Seller’s Knowledge, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. There is no outstanding judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or affecting any such Employee Benefit Plan or Benefit Arrangement, any Fiduciary thereof or assets of any related trust, insurance or annuity contract thereunder. There have been no non-exempt Prohibited Transactions with respect to any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation is pending or, to Seller’s Knowledge, threatened.

(vii) Neither Altama nor any of its ERISA Affiliates has incurred any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

(viii) To Seller’s Knowledge, there is no basis for any such action, suit, proceeding or hearing against or relating to any Employee Benefit Plan or Benefit Arrangement, any Fiduciary thereof or the assets of any related trust, insurance or annuity contract thereunder. Neither Altama nor any of its ERISA Affiliates maintains or contributes to, is not required to contribute, or has any Liability or potential Liability with respect to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code §4980B) and there has been no communication to employees by Altama or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other such “welfare-type” benefits;

(ix) Neither Altama nor any of its ERISA Affiliates or ERISA Affiliates contributes to, has any obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Pension Benefit Plan that is a “defined benefit plan” as defined in ERISA §3(35) of ERISA. Neither Altama nor any of its ERISA Affiliates or ERISA Affiliates contributes to, has contributed to, has any obligation to contribute to, or has any Liability or potential Liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any “multiemployer plan” as defined in ERISA §3(37).

(x) No provision of any such Employee Benefit Plan or Benefit Arrangement or any amendment thereto limits the sponsoring employer’s right to terminate any such Employee Benefit Plan or Benefit Arrangement.

(w) Environmental, Health, and Safety Matters. Except as set forth in Section 3(w) of the Disclosure Schedules:

(i) Altama, its Subsidiaries and their predecessors and Affiliates have at all times complied and are in compliance with all Environmental, Health, and Safety Requirements in all material respects.

(ii) None of Altama, its Subsidiaries or their predecessors or Affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iii) None of Altama, its Subsidiaries or their predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any person to any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(iv) Seller has heretofore furnished to Buyer true and correct copies of any recent environmental audit, assessment or review reports, and any other documents materially bearing on environmental, health or safety Liabilities, which relates to the past or current properties, facilities or business of Altama, its Subsidiaries, or their predecessors or affiliates, which are in its possession or under its reasonable control.

(x) Brokers’ Fees. Neither Seller nor Altama has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or Altama could become liable or obligated.

(y) Affiliate Transactions. Except as disclosed in Section 3(y) of the Disclosure Schedule, no officer, director, employee, stockholder or other Affiliate of any of Altama, any of its Subsidiaries or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any contract or transaction with the Altama or its Subsidiaries or which is pertaining to the Altama Business or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Altama Business.

(z) Disclosure. Neither this Agreement, the other than Seller Transaction Documents nor any of the Schedules, attachments or exhibits hereto or thereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading in light of the circumstances in which they were made.

4. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, and to perform its obligations hereunder. No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Buyer Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Buyer Transaction Documents constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

(c) Noncontravention. Neither the execution and delivery of this Agreement or the other Buyer Transaction Documents by Buyer nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or be a breach of its governing or organizational documents or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or (iii) conflict with, result in a breach of, constitute a default under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent, delay or adversely affect Buyer’s ability to pay the Note and Pledge Security Agreement in full on its maturity date and to pay, honor and fully discharge its obligations under the Buyer Transaction Agreements.

(d) Governmental Consents. No consent, approval, order, exemption or authorization of, or registration, qualification, designation, notice, declaration or filing with, any Governmental Entity on the part of Buyer is required for Buyer to execute and deliver this Agreement and the other Buyer Transaction Documents and for the consummation of the transactions contemplated hereby and thereby, including the payment in full of the Note and Pledge Security Agreement on its maturity date and Buyer’s paying, honoring and fully discharging its obligations under the Buyer Transaction Agreements.

(e) Investment Representation. Buyer acknowledges that the transfer of the Shares by Seller to Buyer hereunder will not be registered under the Securities Act of 1933, as amended, or under any state securities laws, that the Shares will be transferred in a private placement transaction exempt from the registration requirements under such Act, and that the Shares may not be further transferred by Buyer except pursuant to an effective registration under such Act or in a transaction exempt from such registration requirements. Buyer is acquiring the Shares hereunder for its own account, for investment and not with the intention of distributing the Shares.

(f) Absence of Litigation. There is no action pending or, to the knowledge of Buyer, threatened, against Buyer before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby or by any of the Buyer Transaction Documents. Buyer is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Buyer, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seek to delay or prevent Buyer’s payment in full of the Note and Pledge Security Agreement on its maturity date and Buyer’s paying, honoring and fully discharging its obligations under the Buyer Transaction Agreements.

(g) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(h) No Other Information. Except as set forth in Section 3 of this Agreement, Buyer acknowledge that neither Seller nor anyone on Seller’s behalf makes any representations or warranties as to any matter whatsoever, including with respect to any projections, estimates or budgets discussed with, delivered to or made available to Buyer or to any of its Affiliates or any of the Buyer Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Altama and its Subsidiaries or of the future business and operations of Altama and its Subsidiaries.

5. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) Confidentiality.

(i) Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies, including electronic copies) of the Confidential Information which are in its possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5(a) at its expense. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure (other than as a result of a disclosure directly or indirectly by a Seller or its agents or representatives in violation of this Section 5(a)).

(ii) Notwithstanding anything to the contrary set forth in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of the transactions contemplated by this Agreement upon the earlier to occur of (A) the date of the public announcement of discussions relating to such transactions, (B) the date of the public announcement of such transactions, or (C) the date of the execution of this Agreement, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to such transactions, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

(b) Non-Competition. During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Compete Period”), Seller shall not, and shall not allow its Affiliates to, either directly or indirectly, for its own account or the account of any other Person (other than Buyer), Participate in any Competitive Business. “Participate” includes any direct or indirect ownership interest in any enterprise or participation in the management of such enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, executive, franchisor, franchisee, creditor, owner or otherwise; provided that ownership of less than 2% of the outstanding stock of any publicly-traded corporation shall not be deemed to be Participating solely by the reason thereof in any of its business. “Competitive Business” means any business anywhere in North America engaged in the business of designing, sourcing, purchasing, manufacturing, marketing, distributing or selling footwear for military, tactical or law enforcement use.

(c) Non-Solicitation. Seller agrees, on behalf of itself and each of its Affiliates that, during the Non-Compete Period, Seller shall not, and shall not allow its Affiliates to, either directly or indirectly, for its own account of the account of any other person (other than Buyer):

(i) induce or attempt to induce any then-current employee of the Altama or its Subsidiaries to leave the employ of Altama or such Subsidiary, or in any way interfere with the relationship between Altama or such Subsidiary and any current employee thereof;

(ii) hire any employee of the Altama or its Subsidiaries; or

(iii) induce or attempt to induce any customer, supplier, licensee, licensor or other material business relation of the Altama Business to cease doing business with Altama or its Subsidiaries, or in any way interfere with the relationship between such supplier, licensee, licensor or material business relation and Altama and its Subsidiaries (including making any negative statements or communications about Buyer, Altama or their respective Affiliates).

(d) Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 or 8 below).

(e) Employee Benefit Matters.

(i) Seller shall retain the obligation to provide benefits to any employees of Altama and its Subsidiaries who are not actively at work as of the Closing Date due to disability or leave of absence until the date that such employee returns to active employment with Buyer or any of its Affiliates.

(ii) Seller shall retain responsibility for all liability for any health care continuation coverage or notice requirement under Section 4980B of the Code and Part G of Subtitle B of Title 1 of ERISA with respect to the Employee Benefit Plans and Benefit Arrangements with respect to any former employees of Altama and its Subsidiaries whose employment with Altama or its Subsidiaries terminated prior to the Closing Date.

(iii) Except as provided in the Transition Services Agreement, effective as of the Closing Date, the employees of Altama and its Subsidiaries shall cease to participate in any of the Employee Benefit Plans maintained or sponsored by the Seller, and Altama and its Subsidiaries shall cease to be contributing employers under any such Employee Benefit Plan. As of the Closing Date, Seller shall make all employer contributions that would otherwise be made for the plan year (without regard to any year-end employment requirements) with respect to employees of Altama and its Subsidiaries to any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Seller Retirement Plan”). Seller shall amend the Seller Retirement Plan to cause the account balances of such employees to be fully vested as of the Closing Date.

(iv) Buyer shall not assume liability for any retention, severance, change-of-control or similar agreements covering any employee or former employee of Altama and its Subsidiaries, and Seller shall retain or assume liability for all obligations under any such retention, severance, change-of-control or similar agreements.

(v) Nothing in this Section 5(e), express or implied, shall create a contract of employment with any employee or a third party beneficiary relationship or otherwise amend or create any employee benefit plan of Buyer or confer any benefit, entitlement, or right upon any person or entity other than the parties hereto.

6. [Intentionally Omitted].

7. Survival Period and Indemnification.

(a) Survival of Representations and Warranties. The representations and warranties contained in Sections 3(a), (b), (c), (d), (e), (f), (k), (v), (w) and (y) (“Seller Class I Representations and Warranties”) and Sections 4(a), (b), (c), (d) and (h) (“Buyer Class I Representations and Warranties”) shall survive the Closing indefinitely. All of the other representations and warranties of Seller contained in Section 3 (the “Seller Class II Representations and Warranties”) and of Buyer in Section 4 (the “Buyer Class II Representations and Warranties”) shall survive the Closing until June 29, 2009. Notwithstanding the foregoing if at the stated expiration of any representation and warranty there shall then be pending any indemnification claim by a Person made in accordance with the terms hereof, such Person shall continue to have the right to pursue indemnification as provided herein with respect to such claim notwithstanding such expiration. All covenants and agreements made in this Agreement, the Seller Transaction Documents and the Buyer Transaction Documents shall survive the Closing indefinitely (subject to any temporal limitation expressly provided for in any such covenants and agreements).

(b) Indemnification Provisions for Benefit of Buyer Indemnitees.

(i) In the event the Seller breaches any of its representations or warranties contained in this Agreement, the other Seller Transaction Documents, any exhibit or schedule hereto or any certificate delivered by Seller to Buyer with respect hereto or thereto in connection with the transactions contemplated hereby or thereby, or any third party asserts claims which, if successful, would give rise to any of the foregoing, and Buyer has made a written claim for indemnification against Seller in accordance with the terms hereof during the applicable survival period (if any) provided for in Section 7(a) above, then Seller shall indemnify Buyer, Altama and its Subsidiaries and each of their respective officers, directors, employees, agents, representatives, Affiliates, successors and assigns (“Buyer Indemnitees”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnitees in respect of any Adverse Consequences any Buyer Indemnitee shall suffer, sustain or become subject to, to the extent resulting from, in connection with, relating or incidental to or by virtue of any such misrepresentation or breach of warranty when the aggregate amount of all such claims are in excess of Fifty Thousand Dollars ($50,000), other than claims based on Seller Class I Representations and Warranties, to which no such minimum amount shall apply, and then up to: (i) with respect to all claims relating solely to the Seller Class II Representations and Warranties, a maximum aggregate amount of Five Million Dollars ($5,000,000) and (ii) with respect to all claims based solely on a Seller Class I Representations and Warranties up to a maximum aggregate amount of the Purchase Price.

(ii) In addition, Seller shall indemnify the Buyer Indemnitees and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnitees in respect of any Adverse Consequences any Buyer Indemnitee shall suffer, sustain or become subject to, to the extent resulting from, in connection with, relating or incidental to or by virtue of (A) any breach by Seller of any of its covenants or agreements contained in this Agreement, the other Seller Transaction Documents, any exhibit or schedule hereto or any certificate delivered by Seller to Buyer with respect hereto or thereto in connection with the transactions contemplated hereby or thereby (or any third party asserts claims which, if successful, would give rise to any of the foregoing), (B) any Indebtedness of Altama or its Subsidiaries incurred prior to the Closing Date, (C) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Seller Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Seller, Altama, its Subsidiaries or any of their agents or representatives (D) the Red Cross Contract, (E) any liabilities associated with all employee benefit plans, programs and arrangements, including without limitation, all Employee Benefit Plans and Benefit Arrangements sponsored, maintained or contributed to by Seller and its ERISA Affiliates; (F) any liabilities of Seller, Altama and their respective Subsidiaries to the extent that they do not arise out of, relate to or involve the Altama Business; or (G) the matter described in Section 3(m)(i) of the Disclosure Schedule (notwithstanding its disclosure therein).

(c) Indemnification Provisions for Benefit of Seller Indemnitees.

(i) In the event Buyer breaches in any material respect any of its representations and warranties contained in this Agreement, the other Buyer Transaction Documents, any exhibit or schedule hereto or any certificate delivered by Buyer to Seller with respect hereto or thereto in connection with the transactions contemplated hereby or thereby and Seller makes a written claim for indemnification claim in accordance with the terms hereof against Buyer within the applicable survival period (if any), then Buyer shall indemnify Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns (“Seller Indemnitees”) from and against any Adverse Consequences any of them shall suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue thereof up to a maximum aggregate amount equal to the Purchase Price together with interest provided for in the Note and Pledge Security Agreement and Transition Services Agreement.

(ii) In addition, Buyer shall indemnify the Seller Indemnitees and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Indemnitees in respect of any Adverse Consequences any Seller Indemnitee shall suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (A) any breach by Seller of any of its covenants or agreements contained in this Agreement, the other Buyer Transaction Documents, any exhibit or schedule hereto or any certificate delivered by Buyer to Seller with respect hereto or thereto in connection with the transactions contemplated hereby or thereby (or any third party asserts claims which, if successful, would give rise to any of the foregoing), or (B) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Buyer Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Buyer, Guarantor and any of their respective Affiliates or any of their agents or representatives.

(d) Procedure for Making Claims for Indemnification. For purposes of this Agreement, the party seeking indemnification under this Section 7 shall be the “Indemnified Party” and the party from whom such indemnification is sought shall be the “Indemnifying Party.” If a claim (a “Claim”) resulting from Adverse Consequences is to be made by an Indemnified Party, such Indemnified Party shall give written notice (the “Claim Notice”) to the Indemnifying Party, as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may result in Adverse Consequences for which indemnification may be sought under subsections (b) or (c) above, which shall describe in reasonable detail the nature and basis of such claim is given and an estimate of the amount thereof. Failure to submit any such Claim Notice to any Indemnifying Party shall not relieve such Indemnifying Party of any liability hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be deemed to have rejected and disputed the Claim Notice unless it shall have provided written notice to the Indemnified Party that it has agreed to pay the Claim within forty-five (45) calendar days after receiving the Claim Notice, and in such case payment procedures shall be as set forth in subsection (d)(ii) below. Such acceptance shall be referred to as an “Acceptance” herein. In the case of a disputed Claim, the parties shall follow the procedures set forth in subsection (d)(i) below.

(i) If the Indemnifying Party disputes the validity, amount or calculation of any Claim, the following procedures shall be followed with respect to such Claim:

(A) If the Indemnifying Party and the Indemnified Party reach an agreement with respect to the proper determination of the Claim, the parties shall follow the procedures set forth in subsection (d)(ii) below.

(B) If the Indemnifying Party and the Indemnified Party are unable to reach agreement with respect to the proper determination of the Claim within ninety (90) days after delivery by the Indemnified Party of the Claim Notice to the Indemnifying Party, each of the parties agrees that any party may commence legal action either to obtain a judicial determination of the Claim unless the amount of the Claim cannot reasonably be ascertained, in which event the action shall not be commenced until such amount is ascertained or such Parties agree to the commencement of such action. As used herein, a “judicial determination” means (i) a written compromise or settlement signed by the party asserting the Claim and the party against which the Claim is asserted or (ii) a judgment of a court of competent jurisdiction, subject to Section 10(n) below (the time for appeal having expired and no appeal having been perfected) which resolves a Claim. Upon resolution the parties shall follow the procedures set forth in subsection (ii) below.

(ii) In the event of any Acceptance with respect to a Claim or any dispute regarding such Claim has been resolved pursuant to the procedures set forth in subsection (d)(i) above, the Indemnifying Party shall pay the Claim within fifteen (15) days of the Acceptance or the resolution of the dispute, which shall occur pursuant to the procedures set forth in subsection (d)(i) above.

(e) Defense of Third-Party Claims. If any lawsuit or enforcement action is filed against any Indemnified Party by a third party (a “Third Party Claim”) for which indemnification may be available to the Indemnified Party in this Agreement, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons); provided, however, the failure of any Indemnified Party to give timely notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that any Indemnifying Party is actually prejudiced by such failure. After such notice, the Indemnifying Party may assume the defense of such Third Party Claim by written notice to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first enter into an agreement with the Indemnified Party pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of rights) for all Adverse Consequences relating to such claims and that it will provide full indemnification to the Indemnified Party for all Adverse Consequences relating to such claim (without regard to the limitations provided in Sections 7(b)(i) and 7(c)(i)). Upon delivery of such notice, the Indemnifying Party shall (i) take control of the defense and investigation of the Third Party Claim, (ii) employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such Third Party Claim include both any Indemnifying Party and any Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing, provided that to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of the Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of the Third Party Claim and any appeal arising therefrom. If the Indemnifying Party fails to assume the defense of the Third Party Claim within fifteen (15) calendar days after receipt of the notice of the Third Party Claim, the Indemnified Party against which such Third Party Claim has been asserted will upon delivering notice to such effect to the Indemnifying Party have the right to undertake, at the Indemnified Party’s cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of Indemnifying Parties; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement of any action effected pursuant to and in accordance with this subsection (e) for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Adverse Consequences by reason of such settlement or judgment to the extent provided in this Agreement, subject limitations set forth herein. Notwithstanding any provision herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which an adverse determination would be detrimental to or injure the Indemnified Party’s reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

(f) Calculation of Adverse Consequences; Effect of Materiality Qualifier.

(i) The amount of any Adverse Consequences for which indemnification is provided under this Section 7 shall be net of any amounts actually recovered by the Indemnified Party or any of its Affiliates under any contracts or applicable insurance policies with respect to such Adverse Consequences (net of the present value of any premium increase, retro premium or similar obligation incurred as a result of any claim relating to the foregoing) and/or any Tax Benefit to the Buyer, Altama or any of their Affiliates. Buyer shall use commercially reasonable efforts to pursue any such insurance payment that may reduce or eliminate the Adverse Consequences and otherwise to mitigate the Adverse Consequences suffered by them. If the Buyer Indemnitee receives any such payment or Tax Benefit after an indemnification payment is made which relates thereto, the Buyer Indemnitee shall promptly pay to the Seller such amount (less the costs of collection) to the extent of the indemnification payment it made.

(ii) For purposes of determining the amount of Adverse Consequences, representations and warranties and covenants using a “materiality” or “Material Adverse Effect qualifier shall be deemed to have been made without any such qualifier. For avoidance of doubt, however, such qualifiers shall be used and in effect for purposes of determining whether a breach of the representation or warranty has occurred.

(g) No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(h) Treatment of Indemnification Payments. Any amounts payable under this Section 7 shall be, to the extent permitted by Legal Requirements, an adjustment to the Purchase Price, but shall not in any event affect the payments due under the Promissory Note.

(i) Nature of Remedy.

(i) From and after the Closing, the indemnification provided in Section 7 with respect to the misrepresentations or breached warranties by a Seller or Buyer shall be the sole and exclusive remedy for such claims other than for common law fraud, intentional breaches and claims for equitable remedies. Notwithstanding anything in this Section 7 to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party hereto, any Party which suffers any Adverse Consequences by reason thereof shall be entitled to seek recovery therefor without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(ii) The Buyer Indemitees shall first seek payment for any indemnification claim by making a claim against the Escrow Funds in accordance with the terms of the Escrow Agreement, or if the Escrow Funds has been disbursed to Seller as contemplated by Section 2(f) upon the issuance of the Indemnification L/C, then by a draw on the Indemnification L/C in accordance with the terms thereof, in each case to the extent that there is a sufficient amount of funds thereunder for payment of the claim.

(iii) The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(iv) Buyer acknowledges and agrees that it does not have and hereby waives any right of setoff, counterclaim or defense to the payment of its obligations under the Note and Pledge Security Agreement and the Transition Services Agreement as a result or arising out of the transactions contemplated hereby or any other transaction, including the inaccuracy of any of the representations or warranties of Seller herein or any other Seller Transaction Document or any other breaches of Seller hereunder or any other Seller Transaction Document.

8. Tax Matters.

(a) Tax Indemnity. Seller shall indemnify and hold Buyer Indemnitees harmless from and against the following: (i) Taxes (or the non-payment thereof) of Altama and its Subsidiaries for all Pre-Closing Periods and, with respect to any Straddle Period, the portion of such Taxes for such Straddle Period allocated to the Pre-Closing Portion pursuant to Section 8(c); (ii) any Taxes (or the non-payment thereof) for any Pre-Closing Periods to the extent, resulting from or arising out of any liability or obligation of the Altama or any of its Subsidiaries for Taxes of any person other than Altama and its Subsidiaries (1) under Treasury Regulations Section 1.1502-6 (or any predecessor or successor provisions thereof and any similar provision of state, local or foreign Law) and (2) as a transferee or successor by, assumption transferee liability, operation of law or otherwise.

(b) Preparation and Filing of Tax Returns and Payment of Taxes.

(i) To the extent not filed prior to the Closing Date, Seller shall prepare (or cause to be prepared) all Tax Returns of Altama and its Subsidiaries for any taxable period ending on or before December 31, 2007 (including the consolidated Federal income Tax of the affiliated group (within the meaning of Section 1504 of the Code) of which Seller is the common parent and any similar state or local Tax Returns) (each such period, a “Pre-Closing Period” and such Tax Returns, the “Pre-Closing Tax Returns”). All Pre-Closing Tax Returns shall be prepared with respect to Altama and its Subsidiaries in a manner that is consistent in all material respects with the prior practice of Seller, except as required by applicable law, subject to Buyer’s review and approval (which approval shall not be unreasonably withheld or delayed). In order to permit Buyer’s review and approval, no later than thirty (30) days prior to the due date (taking into account any valid extensions thereof) (“Due Date”) for the filing of such Tax Return, Seller shall submit, or cause to be submitted, a draft of such Pre-Closing Tax Return to Buyer. Buyer shall have fifteen (15) days to object to Seller in writing to the filing of Pre-Closing Tax Return, provided that it may not object unless the Pre-Closing Tax Returns are not prepared in a manner consistent in all material respects with the prior practice of Seller, except as required by applicable law. Any such written objection shall contain a reasonably detail statement of the failure to so comply.

(ii) Buyer shall prepare all Tax Returns of Altama and its Subsidiaries for any taxable period beginning on or before the Closing Date and ending after December 31, 2007 (each such period, a “Straddle Period” and such Tax Returns, the “Straddle Tax Returns”), subject to Seller’s review and approval (which approval shall not be unreasonably withheld or delayed). In order to permit Seller’s review and approval, no later than thirty (30) days prior to the Due Date for the filing of such Tax Return, Buyer shall submit, or cause to be submitted, a draft of such Tax Return to Seller, including, in the case of any Straddle Tax Return, calculations of the Taxes allocated to Seller pursuant to Section 7(c). Notwithstanding the foregoing, the Parties do not anticipate any Straddle Tax Returns since the Closing is occurring on the last day of the tax year for Seller and Altama and its Subsidiaries.

(c) Allocation of Taxes. The Parties shall, to the extent permitted under applicable Legal Requirements, elect with the relevant Taxing Authority for all Tax purposes to treat the Closing Date as the last day of the taxable period of Altama. Where not so permitted, the portion of any Taxes that are allocable to the Pre-Closing Portion of the Straddle Period shall be either (A) in the case of Taxes that are imposed on a periodic basis (without regard to net income), deemed to be the amount of such Taxes of the entire period (or, in the case of such Taxes determined on an arrears basis, such as real property Taxes, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Portion of the Straddle Period and the denominator of which is the number or calendar days in the entire Straddle Period or (B) in all other cases, deemed equal to the amount that would be payable if the taxable period ended on and included the Closing Date and shall be made by means of a closing of the books and records of Altama and its Subsidiaries as of the close of business on the Closing Date, and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days, except that extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) shall be allocated to the day they are taken into account. Any deferred items taken into income pursuant to Treasury Regulations Sections 1.1502-13 (or any predecessor or successor provisions thereof) and any excess loss accounts taken into income under Treasury Regulations Section 1.1502-19 (or any predecessor or successor provisions thereof) as a result of this transaction shall for these purposes be allocated to the Pre-Closing Period.

(d) Tax Refunds. Upon request by Seller, Buyer shall apply for and exercise reasonable best efforts to obtain Tax Refunds (as defined below) to which Altama and its Subsidiaries may be entitled for any Pre-Closing Period or the Pre-Closing Portion of any Straddle Period. Buyer shall pay or cause to be paid to Seller all Tax Refunds that are actually received by Altama or any of its Subsidiaries after the Closing Date (within ten (10) days of the actual receipt of such refund) for (i) a Pre-Closing Period and (ii) a portion of all Tax Refunds paid to Altama or any of its Subsidiaries for any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 8(c)), in each case, net of (1) any Taxes (or increase in Taxes) imposed upon or attributable to such Tax Refund and (2) all reasonable out-of-pocket costs and expenses of Buyer Indemnitees incurred in connection with applying for and obtaining such Tax Refund; provided that the foregoing shall not apply to any Tax Refunds arising from any carryback from any Post-Closing Tax Period. Buyer shall, and shall cause Altama to keep it informed as to the progress and status of the receipt of any such Tax Refund.

(e) Assistance and Cooperation.

(i) After the Closing, Buyer and Seller shall (A) reasonably assist (and cause their respective Affiliates to reasonably assist) the other party in preparing and filing any Tax Returns that such other party is responsible for preparing as provided above, (B) reasonably cooperate in preparing for any audits of, or disputes or other proceedings with any Tax Authority or with respect to any matters with respect to, Taxes of or relating to Altama or any of its Subsidiaries and (C) make available to the other party and to any Tax Authority as reasonably requested all information, records, and documents relating to Tax matters of or relating to Altama or any of its Subsidiaries. In addition, Seller and Buyer shall make themselves (and their respective Affiliates and employees) reasonably available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 8(e). Each Party shall keep any information obtained under this Section 8(e) confidential except (1) as may be necessary in connection with the filing of Tax Returns or the conduct of any Tax Proceeding or (2) with the consent of the other Party. Seller shall not settle any audit in a manner that would adversely affect Altama or any of its Subsidiaries after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(ii) Seller and Buyer will retain all Tax Returns, schedules and work papers and all material records (whether paper, electronic or other format) or other documents or electronic data in its possession (or in the possession of their respective Affiliates) relating to Tax matters relevant to Altama or any of its Subsidiaries for the Pre-Closing and Straddle Periods until the later of (A) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, taking into account all extensions thereof, or (B) six years following the Due Date for such Tax Returns. After such time, before Seller or Buyer dispose of any such documents in its possession (or in the possession of its respective Affiliates), the other party shall be given the opportunity, after thirty (30) days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).

(f) Tax Claims.

(i) If any audit, assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim is commenced, proposed or made by any Tax authority that, if successful, could result in indemnification of Buyer Indemnitees pursuant to Section 8(a) (a “Tax Claim”), then Buyer shall promptly notify Seller and transmit to Seller a written notice describing in reasonable detail the nature of the Tax Claim and all related information in connection with such Tax Claim. Failure to promptly provide such notice shall not affect the right of Buyer Indemnitees to indemnification hereunder, except and only to the extent Seller is prejudiced by such delay or omission. Seller shall notify Buyer that Seller elects to control the Tax Claim at its own cost and expense in all appropriate Tax Proceedings. Notwithstanding anything to the contrary contained in this Section 8(f), if either (A) Seller (1) fails to properly notify Buyer it elects to control the Tax Claim pursuant to the preceding sentence, or (2) after commencing or undertaking any such defense or settlement, fails to prosecute or withdraw from such defense or settlement or (B) the Tax Claim involves a Straddle Period, then Buyer shall have the right to control the Tax Claim in all appropriate Tax Proceedings and Buyer Indemnitees shall have the right to be reimbursed by Seller for their reasonable out-of-pocket costs and expenses relating to the control of the Tax Claim; provided that with respect to any portion of a Tax Claim that relates to a Straddle Period, Seller shall be required to reimburse Buyer Indemnitees only for their pro rata share of such reasonable out-of-pocket costs and expenses. Seller shall not settle any Tax Claim in a manner that would adversely affect Altama or any of its Subsidiaries after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The party controlling the Tax Claim pursuant to this Section 8(f) is hereinafter referred to as the “Controlling Party.”

(ii) The Controlling Party shall defend the Tax Claim in good faith with counsel of its own choosing (who shall be reasonably satisfactory to the other Party) and have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Controlling Party shall not enter into any settlement agreement or otherwise dispose of such Tax Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. The other Party shall have the right with the prior written consent of the Controlling Party, not to be unreasonably withheld, to attend meetings, participate in hearings or proceedings and review and comment on any documents prior to their submission that relate to any defense or settlement of any Tax Claim controlled by the Controlling Party and shall bear its own costs and expenses of such participation.

(g) Survival Period. Seller’s obligations under this Section 8 shall expire 60 days after the applicable statute of limitations with respect to the Taxes involved expires.

(h) Treatment of Tax Indemnification Payment. Any amounts payable under this Section 8 shall be, to the extent permitted by Legal Requirements, an adjustment to the Purchase Price, but shall not in any event affect the payments due under the Promissory Note.

(i) Recognition of Net Tax Benefits. To the extent a Buyer Indemnitee recognizes any net Tax Benefits as a result of any Adverse Consequences for which indemnity is paid under this Section 8 by Seller, the Buyer Indemnitee shall pay the amount of such Tax Benefits (but not in excess of the indemnification payments received from Seller with respect to such Adverse Consequences) to the Indemnifying Party within sixty (60) days of such Tax Benefits being recognized by Buyer Indemnitee (to the extent such Tax Benefits are realized prior to the payment of the indemnity for the Adverse Consequences, the amount of the indemnity for the Adverse Consequences shall be reduced by the amount of Tax Benefits actually realized).

(j) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Altama or any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, Altama and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(k) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller.

9. Information. Following the Closing, Each Party agrees that it will cooperate with and make available for review and reproduction to the other Party, during normal business hours, all books, records, information and employees (without substantial disruption of employment) to the extent relating to or involving Altama or its Subsidiaries and which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books, records, information or employees for any reasonable business purpose (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege). The Party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees. Each Party further agrees to retain all books, records and information covered by this Section 9 for a period of at least six (6) years following the Closing.

10. Miscellaneous.

(a) No Third-Party Beneficiaries. Except as provided in Sections 7 and 8, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b) Entire Agreement; Confidentiality Agreement. This Agreement (including the documents referred to herein, including the Seller Transaction Documents and the Buyer Transaction Documents) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The Confidentiality Agreement shall nevertheless continue in full force and effect.

(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that Seller may collaterally assign its rights hereunder to its lender.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be deemed effectively given (i) upon personal delivery to the Party notified, (ii) five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, (iii) one day after deposit with a nationally recognized air courier service such as DHL or Federal Express for next day delivery, or (iv) on the day of facsimile transmission, with confirmed transmission, to the facsimile number shown below (or to such other facsimile number as the Party to be notified may indicate by ten (10) days advance written notice to the other Party in the manner herein provided), provided that notice is also given under clauses (i), (ii) or (iii) above; in any such case addressed to the Party to be notified at the address indicated below for that Party, or at such other address as that Party may indicate by ten (10) days advance written notice to the other Party in the manner herein provided:

If to Seller:	Phoenix Footwear Group, Inc.
5840 El Camino Real, Suite 106
Carlsbad, California 92008
Attn: James R. Riedman, Chairman
Fax: (760) 602-9684

with a copy to:	Woods Oviatt Gilman LLP
700 Crossroads Building
2 State Street
Rochester, New York 14614
Attn: Gordon E. Forth, Esq.
Fax: (585) 987-2901

If to Buyer:	Tactical Holdings, Inc.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, CA 94111
Attn: Kenneth Diekroeger
Fax: (415) 627-4501

with a copy to:	Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA 94111
Attn: Stephen D. Oetgen and Jeremy M. Veit
Fax: (415) 439-1500

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, telecopy, telex or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j) Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to dollar amounts are to U.S. dollars.

(l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(m) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(f) above. Nothing in this Section, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(n) Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

SELLER:

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ James Riedman
Name:	James Riedman
Title:	Chairman

TACTICAL HOLDINGS, INC.

By:	/s/ Ken Diekroeger
Name:	Ken DieKroeger
Title:	Vice President

List of Exhibits and Disclosure Schedules:

A.	Form of Golden Gate Guaranty
B.	Working Capital Definition
C.	Form of Promissory Note and Pledge Security Agreement
D.	Form of Altama Guaranty
E.	Form of Security Agreement
F.	Form of M&T Consent and Termination Agreement
G.	Form of Jensen Obligations Assumption
H.	Form of Escrow Agreement
I.	Form of Indemnification L/C
J.	Form of Transition Services Agreement

Disclosure Schedules

Section 3(a)(iv)	Foreign Jurisdictions in which Altama and its Subsidiaries are Qualified to do Business

Section 3(c)	Noncontravention

Section 3(e)	Title to the Shares of Altama

Section 3(f)	Title to and Sufficiency of Assets; Affiliated Services Provided to Altama by Seller

Section 3(h)	Events Subsequent to December 30, 2006

Section 3(k)	Tax Matters

Section 3(l)	Real Property

Section 3(m)	Intellectual Property

Section 3(p)	Contracts

Section 3(q)	Government Contracts

Section 3(s)	Insurance

Section 3(t)	Litigation

Section 3(u)	Labor Matters

Section 3(v)	Employee Benefits

Section 3(w)	Environmental, Health and Safety Matters

Section 3(y)	Affiliate Transactions

Schedule A – Schedules of Asset and Liabilities
Schedules of Profit and Loss

Exhibit B

“Working Capital” means the excess (or deficiency) of the Current Assets (as defined below) over the Current Liabilities (as defined below), each as determined in accordance with GAAP, consistently applied (provided that manufacturing variances shall be expensed in the time period they are incurred in accordance with Altama’s historical practice). In computing Working Capital, all accounting entries will be taken into account regardless of their amount, all known errors and omissions will be corrected and all known proper adjustments will be made. In no event will the determination of Working Capital include (i) any cash or cash equivalents except as expressly provided in the definition of “Current Assets” below, (ii) any Indebtedness or (iii) any Tax asset or Tax liability.

“Current Assets” means, at any time, the sum of Altama’s and its Subsidiaries’ (i) accounts receivable (after reduction for the allowance for doubtful accounts), (ii) inventory, (iii) prepaid expenses and (iv) unrestricted cash (determined in accordance with GAAP) not to exceed $250,000.

“Current Liabilities” means, at any time, the sum of the Altama’s and its Subsidiaries’ (i) accounts payable, plus (ii) accrued liabilities; it being understood and agreed that, for purposes of calculating Working Capital, “Current Liabilities” will include an accrual through the Closing Date for (A) any annual holiday bonus payable to employees of Altama and its Subsidiaries to the extent not paid in full as of the Closing Date and (B) all other bonuses and other discretionary payments payable to employees and other service providers of Altama and its Subsidiaries in respect of the calendar year ending December 31, 2007 (assuming that all performance objectives and other conditions with respect thereto will have been satisfied in full).